UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0060
Washington, D.C. 20549	Expires: April 30, 2009
Estimated average burden
hours per response 5.0

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  August 28, 2007

SOUTHWEST CASINO CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	00-50572	87-0686721
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2001 Killebrew Drive, Suite 350, Minneapolis, MN	55425
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   952-853-9990

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02  Termination of a Material Definitive Agreement

On Tuesday, August 28, 2007, the National Indian Gaming Commission (“NIGC”) issued a Supplemental final decision and order in which it (i) declined to hear a motion for reconsideration filed by Southwest Casino and Hotel Corp., a wholly-owned subsidiary of Southwest Casino Corporation, of the NIGC’s August 17, 2007 final decision and order and (ii) stated that the final decision and order remains in full force and effect.  The August 17, 2007 final decision and order voided the Third Amended and Restated Gaming Management Agreement between Southwest and the Cheyenne and Arapaho Tribes of Oklahoma, the term of which had been extended in May 2007.

Southwest had previously announced that it intended to request reconsideration of the NICG’s August 17, 2007 final decision and order.  The NIGC declined to hear that request on August 28, 2007 as described above.  Southwest has not managed the Tribes’ Lucky Star casinos since late in the evening of August 19, 2007 and, based on the August 17, 2007 and August 28, 2007 decisions and orders of the NIGC, is prohibited from doing so under the Indian Gaming Regulatory Act.

Item 7.01               Regulation FD Disclosure

On August 28, 2007, Southwest Casino Corporation issued a press release announcing that the National Indian Gaming Commission had declined to hear a motion to reconsider its August 17, 2007 final decision and order that voided the gaming management agreement between Southwest Casino and Hotel Corp., a wholly-owned subsidiary of Southwest, and the Cheyenne and Arapaho Tribes of Oklahoma.  A copy of that press release is attached to this report as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST CASINO CORPORATION
Date: August 28, 2007
	By:	/s/ Thomas E. Fox
Name: Thomas E. Fox
Title: President